DR. IRIS OVSHINSKY, ECD OVONICS CO-FOUNDER, VICE PRESIDENT AND DIRECTOR, DIES IN BLOOMFIELD HILLS, MICHIGAN

Rochester Hills, Mich., August 17, 2006 ( It is with deep sorrow that Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announces the death of Dr. Iris M. Ovshinsky, co-founder, vice president and a director of the company. Dr. Ovshinsky died August 16, 2006, at her home in Bloomfield Hills, Michigan, at the age of 79.

Iris Ovshinsky and Stan Ovshinsky, her husband and fellow scientist, founded ECD Ovonics in 1960 to research and use new science and technology to solve serious societal problems. Since the company’s founding, Iris was a true pioneer and played a leading role with Stan in all areas based on his inventions in amorphous and disordered materials. Under their leadership, ECD Ovonics has developed into a multi-disciplinary business, scientific, technical and manufacturing organization in the fields of alternative energy generation, energy storage and information technologies.

“We are greatly saddened by Iris’ death. She was a woman of great vision and an amazing human being,” said Robert C. Stempel, Chairman and CEO of ECD Ovonics. “She built a corporate culture which helped us grow as a company. All of us in the ECD Ovonics community will greatly miss her and join me in extending our deepest condolences to Stan and her family.”

Speaking for the family, Dr. Ovshinsky’s daughter, Dr. Robin Dibner, said, “Iris fought for peace, equality and justice with empathy for everyone. She found great happiness in creating new industries that resulted in high-value jobs. She was full of life and sparkle, bringing joy to all who met her.”

Iris graduated with a B.A. in Zoology from Swarthmore College, received an M.S. in Biology from the University of Michigan, and a Ph.D. in Biochemistry from Boston University. She is a member of Sigma Xi, an associate member of Michigan Center for Theoretical Physics of The University of Michigan, and a member of the Editorial Board. In 2000, Iris was named “Hero of Chemistry” by the American Chemical society along with Stan as “chemical innovators whose industrial work in chemistry or chemical engineering has made significant and lasting contributions to global human welfare.” In 2003, Iris was inducted into the “Academy of Distinguished Alumni” of her alma mater, Boston University. Recently, she and Stan were profiled in the documentary Who Killed the Electric Car?

Dr. Ovshinsky is survived by her husband, Stan Ovshinsky; their five children, Robin and Steven Dibner, Harvey, Dale and Ben Ovshinsky; and four grandchildren, Natasha and Noah Ovshinsky, Sylvie Polsky and Pablo Dibner.

In lieu of flowers, donations may be directed to The American Civil Liberties Union – Michigan Chapter, the Physicians for a National Health Program (29 E. Madison, Suite 602, Chicago, IL 60602), or The Workmen’s Circle/Arbeter Ring (26341 Coolidge Hwy., Oak Park, MI 48237).

Funeral services will be arranged by The Dorfman Chapel (248-406-6000) located at 30440 12 Mile Road, Farmington Hills, MI 48334 (1-1/2 blocks east of Orchard Lake Road on the north side of the street). Visitation for family and friends will be on August 20 from 3:00 pm to 6:00 pm. Interment will be private and will take place on Monday, August 21, in Akron, Ohio. A memorial tribute will be held at a later date.

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Contacts:

Ghazaleh Koefod – Investor Relations

Dick Thompson – Media Relations

Energy Conversion Devices, Inc.

248.293.0440